Exhibit 10.1

AMENDMENT NO. 3 TO DEVELOPMENT AND LICENSE AGREEMENT

This Amendment No. 3 (the “Amendment”), dated April 5, 2011, is entered into by and between Abbott Diabetes Care Inc., formerly known as TheraSense, Inc. (“ADC”), and Insulet Corporation (“Insulet”), to amend the Development and License Agreement entered into between TheraSense, Inc. (“Therasense”) and Insulet, effective as of January 23, 2002, as previously amended on March 31, 2008 and June 30, 2010 (together with this Amendment No. 3 hereinafter referred to collectively as the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, ADC and Insulet desire to amend the Agreement to enable Insulet to, directly or indirectly, market and sell, on a non-exclusive basis in Australia and China, the Product with a Remote Controller that includes an ADC DBGM; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment and in the Agreement, and expressly incorporating the foregoing recitals, ADC and Insulet hereby agree as follows:

1.	Section 1.37 is hereby amended and restated in its entirety to read as follows:

“Expansion Territory” means Germany, France, UK, Netherlands, Switzerland, Belgium, Finland, Norway, Sweden, Australia and China (including, for avoidance of doubt, Hong Kong, Macau and Taiwan). Except as otherwise set forth herein, the Expansion Territory shall be considered a part of the Territory.

2.	A new Section 9.6 is hereby added to read as follows:

9.6 Australia and China. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply solely with respect to Insulet’s activities and planned activities in Australia and China:

(a) ADC shall not be required to provide any customer service training or other training to Insulet employees or agents with respect to Insulet’s activities or planned activities in Australia or China;

(b) With respect to New Customers and Expansion Territory Customer Service Events in Australia and China the initial fee shall be $0 and the annual fee shall be $0.

3.	A new Section 9.7 is hereby added to read as follows:

9.7 Reports. For avoidance of doubt, Insulet shall deliver to ADC the written reports described in Sections 9.3, 9.4 and 9.5 on a quarterly basis for all countries in the Territory regardless of whether ADC owes any payments to Insulet with respect to all such countries in such quarter. If no payment is owed with respect to a particular country for a particular quarter, Insulet shall so state in such report.

4.	Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect, and as so modified or amended, is hereby approved. No provision of this Amendment may be modified or amended except expressly in a writing signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by a duly authorized representative effective as of the date set forth above.

INSULET CORPORATION		ABBOTT DIABETES CARE INC.

By:	/s/ Peter Devlin	By:	/s/ Robert Ford
Name:	Peter Devlin	Name:	Robert Ford
Title:	Chief Operating Officer	Title:	Vice President, Global Commercial